As filed with the Securities and Exchange Commission on February 5, 2003
                                                      Registration No. 333-81338

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                ----------------

                                  ADSTAR, INC.
             (Exact name of Registrant as specified in its charter)

               Delaware                                  22-3666899
    (State or Other Jurisdiction of                   (I.R.S. Employer
    Incorporation or Organization)                   Identification No.)

                         4553 Glencoe Avenue, Suite 325
                        Marina del Rey, California 90292
    (Address, including zip code, and telephone number, including area code, of registrant's executive offices)

                                  ------------


                                 LESLIE BERNHARD
                      President and Chief Executive Officer
                         4553 Glencoe Avenue, Suite 325,
                        Marina del Rey, California 90292
                                 (310) 577-8255
            (Name, address, including zip code, and telephone number,
                   including area code of agent for service)


                                  ------------

                                   Copies to:

                            Stephen A. Zelnick, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                            New York, New York 10022
                                 (212) 838-8040
                           (212) 838-9190 (Facsimile)

                                   -----------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

      If the only securities being registered on this Form are to be offered pursuant to dividend or reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. |_|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X|


            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                  ------------

THE REGISTRANT HEREBY AMENDS THIS POST EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS POST EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                               [ADSTAR, INC. LOGO]

                                1,530,000 Shares
                                  Common Stock

      The selling stockholders named in this prospectus are offering to sell up to an aggregate of 1,530,000 shares of our common stock as follows:

      1,300,000     shares issued in the private placement of our common stock to accredited investors during the period of November 5, 2001 through January 17, 2002;

      130,000 shares which may be issued upon exercise of 5-year warrants, issued as part of the commissions paid in connection with the private placement of our common stock to accredited investors, to buy shares of our common stock at a price of $
                    0.75 per share;

      50,000 shares which may be issued upon exercise of 3-year warrants, issued as part of the compensation paid in connection with the agreement between us and C.C.R.I Corporation, dated October 2, 2001, to buy shares of our common stock at a price of $1.50 per share; and

      50,000 shares which may be issued upon exercise of 3-year warrants, issued as part of the compensation paid in connection with the agreement between us and C.C.R.I Corporation, dated October 2, 2001, to buy shares of our common stock at a price of $2.00 per share.

      We will not receive any of the proceeds from the sale of these shares. The shares are being registered for resale by the selling stockholders.


      Shares of our common stock are traded on the Nasdaq Small Cap Market under the symbol "ADST". On February 6, 2002, the closing price was $0.58 per share.


      Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      See "Risk Factors" beginning on Page 5 , for the factors you should consider before buying shares of our common stock.


                 The date of this prospectus is February 6, 2002

                                TABLE OF CONTENTS

                                                                          Page
Where You Can Find More Information..................................       3
Reports to Security Holders..........................................       3
Incorporation of Documents by Reference..............................       3
AdStar...............................................................       4
Risk Factors.........................................................       5
Forward-Looking Statements...........................................       10
Use of Proceeds......................................................       10
Selling Security Holders.............................................       11
Plan of Distribution.................................................       12
Provisions of our Certificate of Incorporation.......................       13
Legal Matters........................................................       14
Experts..............................................................       14

      You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with that statute, have filed various reports and other information with the Securities and Exchange Commission. You may inspect these reports and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get copies of these reports and other information from these offices upon payment of the required fees. These reports and other information can also be accessed from the website maintained by the Securities and Exchange Commission at http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330.

      We filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of that registration statement, does not contain all of the information included in that registration statement and its accompanying exhibits. Statements contained in this prospectus regarding the contents of any document are not necessarily complete and are qualified in their entirety by that reference. You should refer to the actual document as filed with the Securities and Exchange Commission. You can get copies of the registration statement and the accompanying exhibits from the Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

                           REPORTS TO SECURITY HOLDERS

      We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-QSB and 10-KSB with the Securities and Exchange Commission.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed by us with the Securities and Exchange Commission are incorporated in this prospectus by reference:

      (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000;

      (2) Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

      (3)   Registration Statement on Form 8-A, filed December 16, 1999; and

      (4)   Each document filed after the date of this prospectus pursuant to
            Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act but before this offering terminates is incorporated in this prospectus by reference and is to be treated as part of this prospectus from the date it was filed. Any statement contained in a document incorporated or deemed to be incorporated in this prospectus by reference is modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated in this prospectus by reference modifies or supersedes such statement.

      Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to AdStar, Inc., 4553 Glencoe Avenue, Suite #325, Marina del Rey, California 90292, (310) 577-8255 Attention: Leslie Bernhard, President and Chief Executive Officer.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SHARES OF OUR COMMON STOCK COVERED BY THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                                     ADSTAR

      AdStar provides classified ad placement services via the Internet and other electronic delivery channels. Historically, AdStar provided only large advertisers and classified ad agencies with the ability to place ads electronically with one or several of the largest newspapers in the United States through the use of its remote ad entry software. Our historical business enables professional advertisers to electronically input, format and price ads. It is based on a software system that we developed which is currently used by 43 newspapers and more than 1,400 advertising agency and advertiser locations.

      In 1999, AdStar made electronic placement of ads accessible to all advertisers via the Internet by releasing Advertise123.com, a Web-based, national portal, version of its remote ad entry system. Advertise123.com permits classified ads to be placed 24 hours a day, seven days a week, via the Internet using any recognized Web browser.

      In marketing Advertise123.com, AdStar had also developed `private label' Websites for publications as an inducement for their participation in AdStar's national portal program. These private-label sites allowed publications to sell classified advertising on their own Websites and were well received by publishers.

      In 2000, AdStar's management restructured its business to become an application service provider ("ASP") for the classified advertising industry, in an effort to build on the success AdStar experienced with the private label sites. Through its ASP product line, AdStar offers publishers the ability to generate incremental revenue and to publish advertising for their customers in a low cost profitable manner, without duplicating the millions of dollars of development costs already incurred by AdStar in the development of its classified advertising engine technology. With AdStar's technology, newspapers and other publishers can sell classified advertising on their own Websites through a full service environment maintained by AdStar.

RISK FACTORS

      The shares of AdStar common stock offered by the selling stockholders are speculative and involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors concerning the business of AdStar and this offering prior to making an investment decision.

      The following factors may affect the growth and profitability of AdStar and should be considered by any prospective purchaser of AdStar's common stock:

We May Be Forced To Terminate Or Curtail Operating Activities If We Are Not Able To Generate Increased Revenue Or Obtain Additional Financing To Sustain Operations.

      During the nine months ended September 30, 2001, we incurred negative cash flow of approximately $140,000 per month and, at September 30, 2001, our current liabilities exceeded our current assets by approximately $85,000. During the last three years ended December 31, 2000 and in the nine months ended September 30, 2001, we incurred aggregate losses of $7,563,000 and $1,280,000, respectively. Even assuming the sale of all 1,300,000 shares offered in the private placement of our common stock to accredited investors during the period of November 5, 2001 through January 17, 2002., we estimate that we will have sufficient working capital to continue current operations only through May 2002. However, if we have underestimated our operating expenses, fail to sell all 1,300,000 shares or overestimated our expected revenue, we may be required to borrow funds, sell other equity securities, or curtail or reduce our activities. If we continue to incur losses beyond May 2002, we may exhaust our capital resources and unless we raise additional capital we may be forced to terminate or curtail operations.

Our Ability To Sustain Our Operations And Ultimately Attain Profitability Could Be Adversely Affected If We Are Not Able To Generate New Significant ASP Revenues.

      It is uncertain as to whether we can transform our business to one generating new significant revenues from our ASP services. The uncertainty includes risks as to whether we will be able to:

      o attract a sufficient number of publishers for our new publisher specific ASP ad-taking services to permit profitable operations;

      o     develop profitable pricing models for our volume related fees;

      o     respond effectively to competitive pressures; and

      o     attract, retain and motivate qualified personnel.

      Our failure to address these risks successfully could adversely affect our ability to sustain our operations and ultimately attain profitability.

We Have A History Of Losses And Until We Are Able To Significantly Increase ASP Revenues We Expect Continued Losses.

      For the years ended December 31, 1998, 1999 and 2000 we incurred net losses of approximately $69,000, $2,865,000, and $4,629,000, respectively. In the nine months ended September 30, 2001 we incurred a net loss of approximately $1,280,000. Our 1999 losses were principally attributable to expenses incurred in starting our on-line business and expenses incurred in an abandoned Fall 1999 securities offering. Our 2000 loss was principally attributable to expenses incurred in expanding our on-line business. We expect to continue to incur losses until we are able to significantly increase our ASP revenues.

      The Growth Of Our Historical AdStar Business Is Limited And May Not Be Able To Sustain Our Operations On Its Own.

      Our historical AdStar remote ad entry business is limited both in current size and growth potential due principally to the installation, training and on-going support costs at advertiser sites and the requirement that advertisers separately dial-up each publication in which they intend to buy an ad. For example, the expenses incurred in starting and expanding our on-line business could not be sustained by our historical business causing us to experience operating losses from 1998 through the nine months ended September 30, 2001.

We May Be Unable To Obtain The Additional Capital Required To Grow Our Business Which Would Have An Adverse Effect On The Successful Implementation Of Our Planned Business Expansion.

      Our ability to grow depends significantly on our ability to attract advertisers to our Websites and publishers to sign-up for our new publisher specific ad-taking Website service, which means having an adequate advertising and marketing budget and adequate funds to continue to enhance our Websites and ad-taking technology. If the actual cost of attracting advertisers and publishers, and enhancing our Websites and ad-taking technology are higher than projected or the revenues from our operations fall below our current expectations, we may need additional financing in the near future. In either event if our revenues are insufficient to provide the necessary cash flow for ongoing operations, we will need to seek additional capital from public or private equity or debt sources to fund our growth and operating plans and respond to other contingencies. We may not be able to raise needed cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans to the extent of available funding, which would have an adverse effect on the successful implementation of our planned business expansion.

We Are Vulnerable To Breakdowns In Service Which Could Cause Our Customers And Prospective Customers To Lose Faith In Our Ability To Service Their Needs.

      As a business delivering certain services via the internet, we are vulnerable to break downs and interruptions in internet transmission which could disrupt our ability to provide continued and sustained support to advertisers and publishers. While we have not yet suffered any serious breakdowns in service, interruptions to our service could cause our customers and prospective customers to lose faith in our ability to service their needs and they may choose to operate their own Websites. If this were to occur, we would not be successful in building our business.

Our Ability To Compete Effectively And Operate Profitably Cannot Be Assured Because Our ASP Business Could Face Competition From Many Sources.

      Our ability to compete successfully will depend on the perceived convenience of our ASP services, ease of use by advertisers and the amount of fees we charge to publishers. In addition, companies not now in the business of providing on-line remote ad entry but possessing more capital resources than we do may seek to develop their own technology and enter into the business of offering a similar broad based, centralized on-line classified ad placement services to ours. Some of these companies could have longer operating histories, greater name recognition, larger customer bases and significantly greater technical and marketing resources than we have. As a result, they may be able to respond more quickly than us to new or emerging technologies and can devote greater resources than us to development, promotion and sale of their services. Faced with this type of competition, our ability to compete effectively and operate profitably cannot be assured.

We May Not Be Able To Retain Key Existing Employees Or Attract Additional Employees Essential To The Success Of Our New ASP Business.

      Our performance is substantially dependent on the performance of our senior management and key technical personnel and on our ability to attract the new Internet oriented employees required in the implementation of our business plan. Our success depends in the first instance on the continued efforts of our Chief Executive Officer, Leslie Bernhard, and of our Executive Vice President and Chief Technical Officer, Eli Rousso. The competition for Internet oriented people of the type we will be seeking is intense and we may be hard pressed to find the personnel needed as fast as we need them. If we are unable to retain our key existing employees or to attract, hire and assimilate the qualified employees we will be seeking, the growth of our on-line business will be arrested and we will not be able to meet the projected revenue increases within the time period contemplated in our business plan, if at all.

Our Limited Experience May Affect Our Ability To Deal Effectively With Technological Change Which Could Materially and Adversely Affect Our Business.

      The market for our ASP business is characterized by:

            o     rapidly changing technology;

            o     evolving industry standards;

            o     frequent new product and service announcements;

            o     introductions and enhancements; and

            o     changing customer demands.

      These market characteristics are heightened by the emerging nature of transacting business via the Internet, and in particular by our limited experience and short operating history in this market. For these reasons, our future success depends on:

            o our ability to adapt the rapidly changing technologies to the needs of our advertising and publishing clients; and

            o our ability to continually improve the performance, features and reliability of our on-line services.

      Furthermore, we do not know if we will have the experience and talent to overcome technical difficulties that may arise from time to time that could delay or prevent the successful design, development, testing, introduction or marketing of solutions, or that any new solutions or enhancements to existing solutions will adequately meet the requirements of our current and prospective customers and achieve any degree of significant market acceptance. If we are unable, for technological or any other reasons, to develop and introduce new solutions or enhancements to existing solutions in a timely manner or in response to changing market conditions or customer requirements, or if our solutions or enhancements contain errors or do not achieve a significant degree of market acceptance, our financial position, results of operations and cash flows could be materially and adversely affected.

If Others Develop Alternate Technologies, Or Use Our Technology Without Our Authorization, Our Business, Results Of Operation And Financial Position Could Be Materially And Adversely Affected.

      We do not currently own any patents or patent applications on our technology and we have no assurance that it will not be used by others without our authorization. Moreover, there is no assurance that others might not develop alternate technologies that might be more effective than ours whether or not we obtain patent protection. If others develop alternate technologies, or use our technology without our authorization, our results of operations and financial position could be materially and adversely affected.

Natural Disasters Which Disrupt Our Services Could Have An Adverse Effect On Our Business, Results Of Operations And Financial Condition.

      Our operations and services depend on the extent to which our computer equipment and the telecommunications infrastructure of our third-party network providers is protected against damage from fire, earthquakes, power loss, telecommunications failures, and similar events. A significant portion of our computer equipment, including critical equipment dedicated to our Internet access is located in the Los Angeles California area. Despite precautions taken by us and our third-party network providers, over which we have no control, a natural disaster or other unanticipated problems at our network hub, or a third-party network provider point of presence could cause interruptions in the services that we provide. If disruptions occur, we may have no means of replacing these network elements on a timely basis or at all. We do not currently maintain back-up Internet services or facilities or other back-up computing and telecommunications facilities. Extensive or multiple interruptions in providing users with Internet access are a reason for user decisions to stop using access services. Accordingly, any disruption of our services due to system failure could have an adverse effect on our business, results of operations and financial condition. Furthermore, we do not currently have any business disruption insurance.

Our Business Could Be Adversely Affected If The Services Of Either Our Chief Executive Officer Or Chief Technology Officer Become Unavailable To Us.

      We are dependent on the continuing efforts of our President and Chief Executive Officer, Leslie Bernhard, and our Executive Vice President and Chief Technology Officer, Eli Rousso. Our business may be adversely affected if the services of either officer become unavailable to us. We have obtained a key-man life insurance policy, in the amount of $850,000 each, on the lives of both Leslie Bernhard and Eli Rousso. This amount may not be sufficient to offset the loss of their services.

If Our Shares Of Common Stock Are Removed Or Delisted From The Nasdaq Small Cap Market The Ability Of Stockholders To Sell Our Common Stock And Warrants In The Secondary Market Could Be Restricted.

      The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be an equity security that has a market price, as defined, of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception of an equity security that is quoted on The Nasdaq Stock Market. If our shares of common stock are removed or delisted from The Nasdaq Small Cap Market, the security may become subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transactions prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered underwriter, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As such, the "penny stock" rules, in the event our securities are delisted from The Nasdaq Small Cap Market, may restrict the ability of stockholders to sell our common stock and warrants in the secondary market.

If We Are Unable To Satisfy Nasdaq's Maintenance Requirements, Our Common Stock May Be Delisted From Nasdaq Which Could Impair The Liquidity And The Value Of Our Common Stock.

      Shares of our common stock are currently included on The Nasdaq Small Cap Market. However, there can be no assurance that, in the future, we will meet the criteria for continued listing. Continued listing on The Nasdaq Small Cap Market generally requires that (i) we maintain at least $2,000,000 in net tangible assets, or $35,000,000 in market capitalization, or $500,000 in net income for either the last fiscal year, or two out of the last three fiscal years, (ii) the minimum bid price of the common stock be $1.00 per share, (iii) there be at least 500,000 shares in the public float valued at $1,000,000 or more, (iv) the common stock have at least two active market makers, and (v) the common stock be held by at least 300 holders. On July 2, 2001, we received a letter from Nasdaq putting us on notice that the bid price of our common stock had fallen below their $1.00 per share minimum. On September 27, 2001, Nasdaq implemented a moratorium on the minimum bid price and market value of public float continued listing requirements. Under this moratorium, in effect until January 2, 2002, they have withdrawn the July 2, 2001 letter. As a result, Nasdaq will not consider our closing bid prices or market value of public float before January 2, 2002, the date on which Nasdaq will resume enforcement of these maintenance requirements. Currently, our common stock is trading below $1.00. Beginning on January 2, 2002, if we are unable to satisfy Nasdaq's maintenance requirements, for minimum bid price and market value of public float, for 30 consecutive days our securities may be delisted from The Nasdaq Small Cap Market within 90 days from the receipt of notification of such deficiency from Nasdaq. In that event, trading, if any, in the common stock and warrants would be conducted in the over the counter market in the so-called "pink sheets" or the NASD's "OTC Bulletin Board." Consequently the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and new media coverage of AdStar, and lower prices for our securities than might otherwise be obtained.

                           FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements based on current expectations, assumptions, estimates and projections about us and the industry in which we operate. We use words such as plan, believes, expects, future, intends and similar expressions to identify forward-looking statements. These forward-looking statements involve numerous risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

      All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares. The shares offered by this prospectus include:

      o 130,000 shares underlying warrants to purchase shares of our common stock at a price of $0.75 per share;

      o 50,000 shares underlying warrants to purchase shares of our common stock at a price of $1.50 per share; and

      o 50,000 shares underlying warrants to purchase shares of our common stock at a price of $2.00 per share.

      Assuming the exercise of all of the warrants, we would receive proceeds of $272,500, which we would use for additional working capital.

                            SELLING SECURITY HOLDERS

      The table below presents information as to the ownership of our common stock by the selling stockholders as of January 22, 2002. On January 22, 2002, 7,997,774 shares of our common stock were outstanding. Unless otherwise indicated, it is assumed that each selling stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the selling stockholder, including those issuable upon exercise of the warrants. In addition, unless otherwise indicated, none of the selling stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

      A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this prospectus upon the exercise of options and warrants or conversion of convertible securities. Each selling stockholder's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.


      The shares salable by the first ten selling stockholders listed below, other than Paulson Investment Company, Inc., represent the 130,000 shares underlying common stock purchase warrants issued as part of the Placement Agent commissions paid in connection with the private placement of our common stock to accredited investors during the period of November 5, 2001 through January 17, 2002. All 130,000 shares had previously been included as shares salable by Paulson Investment Company, Inc. Subsequently, as reflected in the following table those shares were distributed by Paulson Investment Company, Inc. to its employees, consultants and agents.

                                                                                  Shares to be       Percentage of
                                            Shares Owned                             Owned            Common Stock
                                             Before the        Shares that         After the          Owned After
Selling Stockholder                           Offering         May Be Sold          Offering          The Offering
-----------------------------------------------------------------------------------------------------------------------
Chester Paulson                       **      2,216,774             1,979           2,214,795             25.15%

Paulson Investment Company, Inc.      **      1,452,137           297,137           1,155,000             13.25%

Edward Jeffery                        **         62,500            40,000              22,500                 *

Scott Weber                           **        143,600            42,500             101,100              1.26%

Erick Paulson                         **            748               248                 500                 *
-----------------------------------------------------------------------------------------------------------------------

                                                                                Shares to be       Percentage of
                                            Shares Owned                           Owned            Common Stock
                                             Before the        Shares that       After the          Owned After
Selling Stockholder                           Offering         May Be Sold        Offering          The Offering
-----------------------------------------------------------------------------------------------------------------------
Barbara James                        **          248                248                 0                0

Lorraine Maxfield                    **       15,238              1,238            14,000                *

Glen Davis                           **          550                550                 0                0

Tracy Parker                         **          550                550                 0                0

Trent Davis                          **          550                550                 0                0

Christopher Schreiber                         20,000             20,000                 0                0
10 East 50th Street, 24th Floor
New York, New York 1002

Mahir Elder                                  200,000            200,000                 0                0
22725 Alexandrine Street
Dearborn, Michigan 48124

Kal Khalil                                   200,000            200,000                 0                0
1537 Linden Street
Dearborn, Michigan 48124
-----------------------------------------------------------------------------------------------------------------------

                                                                                Shares to be       Percentage of
                                            Shares Owned                           Owned            Common Stock
                                             Before the        Shares that       After the          Owned After
Selling Stockholder                           Offering         May Be Sold        Offering          The Offering
-----------------------------------------------------------------------------------------------------------------------
Abdulrahman Halat                            250,000              250,000              0                  0
RP22, Route Zaire
El-Menzen, Skheirat-Temara
Morocco

Michael W. Henton                             75,000               75,000              0                  0
8153 Underwood Ridge
Traverse City, Michigan 49686

THE VIATOR FUND, Ltd.                        200,000              200,000              0                  0
The Lancer Group
375 Park Avenue, Suite 2006
New York, New York 10152

WCN/GAN Partners, Ltd.                       100,000              100,000              0                  0
P.O Box 14670
Jackson, Wyoming 83002

C.C.R.I Corporation                          150,000              100,000         50,000                  *
3104 E. Camelback Road #539
Phoenix, Arizona 85106
-----------------------------------------------------------------------------------------------------------------------

*     Less than 1%

** Have an address at c/o Paulson Investment Company, Inc. 811 S.W. Naito Parkway, #200, Portland, Oregon 97204.

      Chester Paulson is the controlling shareholder of Paulson Investment Company, Inc. and Paulson Capital Corporation, and the beneficial owner of more than 5% of AdStar's outstanding common stock.

      His beneficial ownership of our common stock includes:

      o All the shares registered in the name of Paulson Investment Company, Inc;

      o     498,458 shares registered in the name of Paulson Capital
            Corporation;

      o     180,000 shares;

      o 50,000 shares issuable upon exercise of warrants at a price of $9.00 per share;

      o 18,000 shares issuable upon exercise of 9,000 unit warrants at a price of $7.20 per unit, each unit consist of one share of common stock and one common stock purchase warrant exercisable at a price of $9.00 per share;

      o 16,200 shares issuable upon exercise of warrants at a price of $1.80 per share; and

      o 1,979 shares issuable upon exercise of warrants at a price of $0.75 per share.

      Paulson Investment Company, Inc. served as the managing underwriter in our September 2000 public offering of 2,000,000 shares of common stock and as the placement agent in the private offering of 1,300,000 shares of our common stock, at a price of $.50 per share, to accredited investors during the period of November 5, 2001 through January 17, 2002. For their services in the private offering we paid to them a commission consisting of $65,000 in cash and 5-year warrants to purchase up to 22,137 shares of our common stock at a per share price of $0.75. Paulson Investment Company, Inc.'s ownership of our common stock includes:

      o 730,000 shares of which 200,000 shares are salable pursuant to our Registration Statement on Form S-3 (SEC File # 333-60664) filed on May 17, 2001;

      o 350,000 shares issuable upon exercise of warrants at a price of $1.07 per share, all of which are salable pursuant to our Registration Statement on Form S-3 (SEC File # 333-60664) filed on May 17, 2001;

      o 121,000 shares issuable upon exercise of 60,500 unit warrants at a price of $7.20 per unit, each unit consist of one share of common stock and one common stock purchase warrant exercisable at a price of $9.00 per share;

      o 80,000 shares issuable upon exercise of warrants at a price of $9.00 per share;

      o 149,000 shares issuable upon exercise of warrants at a price of $1.80 per share; and

      o 22,137 shares issuable upon exercise of warrants at a price of $0.75 per share.

            Edward Jeffrey's beneficial ownership of our common stock includes:

      o 22,500 shares; and o 40,000 shares issuable upon exercise of warrants at a price of $0.75 per share.

            Scott Weber's beneficial ownership of our common stock includes:

      o     91,100 shares; and

      o 52,500 shares issuable, upon exercise of warrants at a price of $0.75 per share, of which 10,000 shares are salable pursuant to our Registration Statement on Form S-3 (SEC File # 333-91568) filed on June 28, 2002.

         Glen Davis's beneficial ownership of our common stock includes:

      o     7050 shares;

      o 2,000 shares issuable upon exercise of warrants at a price of $7.20 per share;

      o 4,000 shares issuable upon exercise of warrants at a price of $1.80 per share; and

      o 550 shares issuable upon exercise of warrants at a price of $0.75 per share.

            Erick Paulson's beneficial ownership of our common stock includes:

      o     500 shares; and

      o 248 shares issuable upon exercise of warrants at a price of $0.75 per share.

         Lorraine Maxfield's beneficial ownership of our common stock includes:

      o     500 shares;

      o 1,238 shares issuable upon exercise of warrants at a price of $0.75 per share;

      o 9,000 shares issuable upon exercise of warrants at a price of $1.80 per share; and

      o 4,500 shares issuable upon exercise of warrants at a price of $7.20 per share.

         Trent Davis's beneficial ownership of our common stock includes:

      o 2,000 shares issuable upon exercise of warrants at a price of $7.20 per share;

      o 4,000 shares issuable upon exercise of warrants at a price of $1.80 per share; and

      o 550 shares issuable upon exercise of warrants at a price of $0.75 per share.

         Tracy Parker's beneficial ownership of our common stock includes:

      o 2,000 shares issuable upon exercise of warrants at a price of $7.20 per share;

      o 4,000 shares issuable upon exercise of warrants at a price of $1.80 per share; and

      o 550 shares issuable upon exercise of warrants at a price of $0.75 per share.

            C.C.R.I Corporation's beneficial ownership of our common stock includes:

      o 50,000 shares, issuable upon exercise of warrants at a price of $2.00 per share, which are salable pursuant to our Registration Statement on Form S-3 (SEC File # 333-81338) filed on February 11, 2002 and

      o 50,000 shares, issuable upon exercise of warrants at a price of $1.50 per share, which are salable pursuant to our Registration Statement on Form S-3 (SEC File # 333-81338) filed on February 11, 2002.

                              PLAN OF DISTRIBUTION

      Sales of the shares of our common stock covered by this prospectus may be effected from time to time in transactions (which may include block transactions) on the Nasdaq Small Cap Market (or other markets on which shares of our common stock are then traded), in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the selling stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders may effect transactions by selling their shares directly to purchasers or through broker-dealers, who may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents, or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of the shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against a number of liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer who participates in transactions involving sales of the securities against the liabilities, including liabilities arising under the Securities Act. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of such Rule.

      We have agreed to keep the registration statement, of which this prospectus is a part, effective until all the shares covered by this prospectus are sold or can be sold freely under an appropriate exemption from the securities laws of the United States and the states, without limitation.

      In order to comply with the applicable state securities laws, the shares covered by this prospectus will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in a number of states the shares may not be offered or sold unless they have been registered or qualified for sale in such states, or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common stock to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof, all of which may affect the marketability of the shares covered by this prospectus.

      We will pay all of the expenses relating to the registration of the shares covered by this prospectus except for selling commissions. These expenses are estimated at $ 41,000.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION LIMITING THE RIGHTS TO RECOVER MONETARY RELIEF AGAINST OUR DIRECTORS FOR A BREACH OF THEIR FIDUCIARY DUTY OF CARE

Limitation of Director Liability; Indemnification

      As authorized by the Delaware General Corporation Law, our Certificate of Incorporation provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, except for:

      o for breach of his or her duty of loyalty to us or to our stockholders,

      o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

      o under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), or

      o for any transaction from which he or she derived an improper personal benefit.

      This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care.

      Our certificate of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent, to the fullest extent permitted under the Delaware General Corporation Law.

      We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against our directors and officers by reason of any acts or omissions covered under this policy in their capacities as directors or officers, including liabilities under the Securities Act.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                                  LEGAL MATTERS

      Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022 delivered an opinion that the issuance of the shares covered by this prospectus has been approved by our Board of Directors and that such shares, when issued, will be fully paid and non-assessable under Delaware law. Members of Morse, Zelnick, Rose & Lander, LLP own, in the aggregate, the following securities: 132,457 shares of our common stock; and warrants to purchase 50,000 shares of our common stock, all of which are currently exercisable. Stephen A. Zelnick, Esq., a member of Morse, Zelnick, Rose & Lander, LLP, also serves as a director on our Board of Directors.

                                     EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================


                                1,530,000 Shares
                                  Common Stock

                                  ADSTAR, INC.

                                   PROSPECTUS

                                February 6, 2002

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The fees and expenses we incurred in connection with the offering are payable by us and, other than registration, filing and listing fees, are estimated as follows:

SEC registration fee ....................................             $   276.41
Nasdaq SmallCap Market listing fee ......................                      *
Boston Stock Exchange listing fee .......................               5,000.00
Accounting fees and expenses ............................              15,000.00
Legal fees and expenses .................................              20,000.00
Miscellaneous expenses ..................................                 723.59
                                                                      ----------

      Total .............................................             $   41,000
                                                                      ==========

----------
*     To be provided by amendment.

Item 16.  Exhibits

Exhibit No.                         Description
-----------                         -----------

4.1         Specimen Stock Certificate (1)

4.2 Form of 5-year warrant issued in the Private Placement of units April 6, 2001 (1)


4.3 Form of 5-year warrant to be issued to Paulson Investment Company, Inc. in connection with the Private Placement of common stock during the period of November 5, 2001 through January 17, 2002. (6)

4.4 Form of 3-year warrant to be issued to C.C.R.I. Corporation in connection with an agreement between it and AdStar, dated as of October 2, 2001. (6)


5.1         Opinion of Morse; Zelnick, Rose & Lander, LLP *


10.1        1999 Stock Option Plan (1)

10.4        Employment Agreement between AdStar and Leslie Bernhard (1)

10.5        Employment Agreement between AdStar and Eli Rousso (1)

10.6 Memorandum of Agreement between AdStar and CareerPath.com LLC dated March 11, 1999(1)

10.7 Distribution and Service Agreement dated February 9, 1999 by and between AdStar and PowerAdz (1)

10.8 Distribution and Service Agreement dated November 19, 1998 by and between AdStar and AdOne Classified Network, Inc. (1)

10.9        Agreement dated March 16, 1999 by and between James E. Mann and
            AdStar (1)

10.10 Form of warrant to purchase 16,667 shares of Common Stock issued to Jonathan Cohen and Ronald Posner (1)

10.12 Loan and Subscription Agreement dated July 13, 1999 by and between AdStar and Interequity Capital Partners L.P. (1)

10.13 Form of Subscription Agreement for 12% Convertible Subordinated Unsecured Promissory Note (1)

10.14       Form of 12% Convertible Subordinated Unsecured Promissory Note (1)

10.15 Form of Shareholders' Agreement by and among AdStar, its principal stockholders and certain investors (1)

10.16 Employment Agreement dated July 20, 1998 between Adam Left and AdStar and amendment dated July 15, 1999(1)

10.17 Employment Agreement dated as of April 12, 1999 between Michael Kline and AdStar (1)

10.18       Promissory Note issued to Paulson Capital Corporation (1)

10.19 Distribution and Service Agreement dated as of September 3, 1999 by and between AdStar and Landon Media Group, Inc. (2)

10.20 Distribution and Service Agreement dated as of August 30, 1999 by and between AdStar and Career Engine (2)

10.21 Distribution and Service Agreement dated as of August 27, 1999 by and between AdStar and CareerPath.com (2) 10.22 INTENTIONALLY LEFT BLANK 10.23 Engagement Agreement, dated March 7, 2000, between RCG Capital Markets Group and AdStar (3) 10.24 First Amendment of Office Lease and Parking License Agreement, dated December 13, 1999, between TIAA Realty, Inc. and AdStar(4)

10.25 Second Amendment of Office Lease and Parking License Agreement, dated March 24, 2000, between TIAA Realty, Inc. and AdStar (3)

10.26       Employment Agreement between AdStar and Jeffrey Baudo(5)

10.27 Letter Agreement between AdStar and Paulson Capital Corporation for the satisfaction of outstanding principal and interest due on $1.1 million note bearing interest at 6% per annum, dated October 21, 1999(5)

10.28 Copy of Agreement, among AdStar and four accredited investors, dated April 6, 2001(5)

23.1        Consent of PricewaterhouseCoopers LLP*

23.2        Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit
            5.1)*

24.1        Power of Attorney (included in signature page)*

----------

                                Notes to exhibits

      *     Filed herewith

      (1) Filed as an exhibit with the same number to Registration Statement No. 333-84209, and incorporated herein by reference.

      (2) Filed as an exhibit with the same number to Registration Statement No. 333-90649 and incorporated herein by reference.

      (3) Filed as an exhibit with the same number to Quarterly Report on Form 10QSB for the period ended March 31, 2000 and incorporated herein by reference.


      (4) Filed as an exhibit with the same number to Registration Statement No. 333-43408 and incorporated herein by reference.

      (5) Filed as an exhibit with the same number to Annual Report on Form 10KSB for the period ended December 31, 2000 and incorporated herein by reference.


      (6) Filed on January 24, 2002 as an exhibit with the same number to Registration Statement on Form S-3 (No. 333-81338) and incorporated herein by reference.

Item 17. Undertakings.

            The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a) (3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which,
            individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) include any additional or changed material information on the plan of distribution.

            (2) That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities then being offered, and the offering of Such securities at that time shall be deemed to be the initial bonafide offering of such securities.

            (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on February 5, 2003.


                                                AdStar, Inc.



                                                By: /s/ Leslie Bernhard
                                                   -----------------------------
                                                   Leslie Bernhard, President


                                POWER OF ATTORNEY

      ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie Bernhard and Stephen A. Zelnick, or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.


      In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on February 5, 2003.


Signature                                          Title
---------                                          -----


Principal Executive Officer

       /s/ Leslie Bernhard*                President and Chief Executive Officer
       -------------------------------     and Director
       Leslie Bernhard

Principal Financial Officer

       /s/ Anthony J. Fidaleo
       ------------------------------
       Anthony J. Fidaleo                  Chief Financial Officer

Directors

       /s/ Eli Rousso*
       ------------------------------
       Eli Rousso                          Director

       /s/ Jeffrey Baudo*
       ------------------------------
       Jeffrey Baudo                       Director

       ------------------------------
       Corey Shaker                        Director

       /s/ Stephen A. Zelnick*
       ------------------------------
       Stephen A. Zelnick                  Director

       ------------------------------
       Richard Salute                      Director

*By:   /s/ Stephen A. Zelnick
       ------------------------------
Stephen A. Zelnick, Attorney-in-Fact